Exhibit 99.1
Report of Independent Registered Chartered Accountants
To the Board of Directors and Shareholders of
NUCRYST Pharmaceuticals Corp.
We have audited the consolidated balance sheets of NUCRYST Pharmaceuticals Corp. as at December 31, 2007 and 2006 and the consolidated statements of operations, shareholders’ equity and cash flow for each of the years in the three-year period ended December 31, 2007. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of NUCRYST Pharmaceuticals Corp. as at December 31, 2007 and 2006 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007 in accordance with accounting principles generally accepted in the United States of America.
The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion.
/s/ Deloitte and Touche LLP
Independent Registered Chartered Accountants
Calgary, Canada
February 11, 2008

Comments by Independent Registered Chartered Accountants on
Canada — United States of America Reporting Difference
The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph when there are changes in accounting principles that have a material effect on the comparability of the Corporation’s financial statements, such as the change described in Note 2(p) to the consolidated financial statements, and change in accounting principles that have been implemented in the financial statements, such as the change described in Note 2(s) to the consolidated financial statements. Although we conducted our audits in accordance with both Canadian generally accepted accounting standards and the standards of the Public Company Accounting Oversight Board (United States), our report to the Board of Directors and Shareholders, dated February 7, 2008, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors’ report when the changes are properly accounted for and adequately disclosed in the financial statements.
/s/ Deloitte and Touche LLP
Independent Registered Chartered Accountants
Calgary, Canada
February 11, 2008

NUCRYST Pharmaceuticals Corp.
Consolidated Balance Sheets

	December 31	December 31
(thousands of U.S. dollars, except share data)	2007	2006

ASSETS

Current
Cash and cash equivalents	$17,841	$18,926
Accounts receivable — net (note 4)	14,924	7,041
Inventories (note 5)	4,426	7,297
Other	427	327

	37,618	33,591

Restricted cash (note 2g)	140	135
Capital assets — net (note 6)	12,734	11,350
Intangible assets — net (note 7)	807	816

	$51,299	$45,892

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities (note 8)	$3,650	$2,261
Accounts payable and accrued liabilities to related party (note 12)	67	45
Deferred lease inducement (note 2m)	111	—

	3,828	2,306

Long term deferred lease inducement (note 2m)	726	—

	4,554	2,306

Guarantees (note 13)
Commitments (note 14)

Shareholders’ equity
Common shares no par value, unlimited shares authorized:
issued and outstanding — 18,367,563 and 18,309,613 shares at December 31, 2007 and 2006, respectively (note 10)	82,776	82,672
Additional paid-in capital	1,511	482
Accumulated other comprehensive income (loss) (note 2d)	557	(5,490)
Accumulated deficit	(38,099)	(34,078)

Total shareholders’ equity	46,745	43,586

	$51,299	$45,892

The accompanying notes are an integral part of these consolidated financial statements.

/s/ Thomas E. Gardner	/s/ Barry M. Heck

Thomas E. Gardner	Barry M. Heck

NUCRYST Pharmaceuticals Corp.
Consolidated Statements of Operations

	Year Ended	Year Ended	Year Ended
	December 31	December 31	December 31
(thousands of U.S. dollars except share and per share data)	2007	2006	2005

Revenue
Wound care product revenue (note 3)	$20,092	$24,369	$18,636
Milestone revenue (note 3)	10,000	—	5,000

	30,092	24,369	23,636

Costs
Manufacturing (note 6)	14,477	16,053	10,015
Research and development (note 6)	6,303	11,162	8,520
General and administrative	9,067	6,723	3,945
Depreciation and amortization (note 6)	355	430	300
Write down of capital assets (note 6)	1,173	1,049	—

(Loss) income from operations	(1,283)	(11,048)	856

Foreign exchange (loss) gain	(3,283)	(298)	193
Interest income	685	1,123	12
Interest expense (note 9)	—	(310)	(3,540)

Loss before income taxes and cumulative effect of a change in accounting principle	(3,881)	(10,533)	(2,479)
Current income tax (expense) recovery (note 11)	(140)	41	(162)

Loss before cumulative effect of a change in accounting principle	(4,021)	(10,492)	(2,641)
Cumulative effect of a change in accounting principle (note 2p)	—	(7)	—

Net loss	$(4,021)	$(10,499)	$(2,641)

Loss per common share (note 17)
Net loss — basic and diluted	$(0.22)	$(0.58)	$(0.27)

Weighted average number of common shares outstanding:
- basic	18,333,810	17,964,332	9,764,486
- diluted	18,333,810	17,964,332	9,764,486

The accompanying notes are an integral part of these consolidated financial statements.

NUCRYST Pharmaceuticals Corp.
Consolidated Cash Flow Statements

	Year Ended	Year Ended	Year Ended
	December 31	December 31	December 31
(thousands of U.S. dollars)	2007	2006	2005

Operating activities
Net loss	$(4,021)	$(10,499)	$(2,641)
Items not affecting cash
Depreciation and amortization	1,638	1,656	1,282
Stock-based compensation expense	1,121	496	—
Amortized lease inducement	(71)	—	—
Write down of capital assets	1,173	1,049	—
Foreign exchange loss	—	(356)	—
Cumulative effect of a change in accounting principle	—	7	—
Changes in non cash working capital
Accounts receivable	(7,009)	(606)	(2,000)
Inventories	4,001	(777)	(3,612)
Other	(13)	(212)	22
Accounts payable and accrued liabilities	668	(2,376)	1,191
Accounts payable and accrued liabilities to related party (note 12)	(177)	(969)	1,058
Accrued interest on indebtedness to related party (note 9)	—	—	2,589

Cash used in operating activities	(2,690)	(12,587)	(2,111)

Investing activities
Restricted cash	(5)	(5)	(2)
Purchase of short-term investments	—	(22,191)	—
Maturity of short-term investments	—	22,748	—
Capital expenditures	(1,920)	(4,978)	(3,784)
Intangible assets	(66)	(153)	(127)

Cash used in investing activities	(1,991)	(4,579)	(3,913)

Financing activities
Issuance of common shares, net of share issuance costs (note 10)	12	286	39,095
Deferred lease inducement	822	—	—
Net advances from related party (note 9)	—	—	1,662

Cash provided from financing activities	834	286	40,757

Effect of exchange rate changes on cash and cash equivalents	2,762	(95)	220

Net (decrease) increase in cash and cash equivalents	(1,085)	(16,975)	34,953
Cash and cash equivalents at beginning of year	18,926	35,901	948

Cash and cash equivalents at end of year	$17,841	$18,926	$35,901

Cash and cash equivalents is comprised of:
Cash	$7,563	$1,324	$2,071
Cash equivalents	$10,278	$17,602	$33,830

Supplemental disclosure of cash flow information:
Non-cash capital asset additions included in accounts payable and accrued liabilities at end of year	$458	$243	$590
Cash paid for interest	$—	$310	$1,699
Cash paid for income taxes	$—	$72	$121
Deferred share issuance costs (accrued and not paid)	$—	$—	$925

The accompanying notes are an integral part of these consolidated financial statements.

NUCRYST Pharmaceuticals Corp.
Consolidated Statements of Shareholders’ Equity

				Accumulated
			Additional	Other		Total	Total
(thousands of U.S. dollars,	Common Shares		Paid-in	Comprehensive	Accumulated	Comprehensive	Shareholders’
except share data	Number	Stated Amount	Capital	Income (Loss)	Deficit	Loss	Equity

December 31, 2004	9,727,500	$3,534	$—	$(4,180)	$(20,938)		$(21,584)

Issuance of common shares	4,500,000	39,095	—	—	—	$—	39,095
Foreign currency translation adjustments	—	—	—	(1,101)	—	(1,101)	(1,101)
Net loss	—	—	—	—	(2,641)	(2,641)	(2,641)

December 31, 2005	14,227,500	42,629	—	(5,281)	(23,579)	(3,742)	13,769

Issuance of common shares upon conversion of indebtedness to related party (note 9)	3,964,200	39,642	—	—	—	—	39,642
Issuance of common shares in connection with restricted shares and exercises of stock options and share appreciation rights	117,913	401	—	—	—	—	401
Stock-based compensation	—	—	482	—	—	—	482
Foreign currency translation adjustments	—	—	—	(209)	—	(209)	(209)
Net loss	—	—	—	—	(10,499)	(10,499)	(10,499)

December 31, 2006	18,309,613	82,672	482	(5,490)	(34,078)	(10,708)	43,586

Issuance of common shares in connection with restricted shares and exercises of stock options	57,950	104	—	—	—	—	104
Stock-based compensation	—	—	1,029	—	—	—	1,029
Foreign currency translation adjustments	—	—	—	6,047	—	6,047	6,047
Net loss	—	—	—	—	(4,021)	(4,021)	(4,021)

December 31, 2007	18,367,563	$82,776	$1,511	$557	$(38,099)	$2,026	$46,745

The accompanying notes are an integral part of these consolidated financial statements

NUCRYST Pharmaceuticals Corp.
Notes to Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
All amounts are expressed in thousands of U.S. dollars, except share and per share data
1	DESCRIPTION OF BUSINESS
NUCRYST Pharmaceuticals Corp. (the “Corporation”) was incorporated on December 18, 1997 by articles of incorporation under the Business Corporations Act (Alberta) as a wholly owned subsidiary of The Westaim Corporation (the “Parent”). On December 29, 2005, the Corporation completed an initial public offering for the sale of 4,500,000 common shares. Following the initial public offering, the Parent continues to own a controlling interest in the Corporation.
The Corporation develops, manufactures and commercializes innovative medical products that fight infection and inflammation based on its noble metal nanocrystalline technology. The Corporation produces nanocrystalline silver as a coating for wound care products under the trademark SILCRYSTTM and as a powder, that the Corporation refers to as NPI 32101, for use in medical devices and as an active pharmaceutical ingredient.
Advanced wound care products with the Corporation’s SILCRYST™ coatings were developed and sold by the Corporation under the Acticoat™ trademark until May 2001 when a series of agreements were completed with Smith & Nephew plc (“Smith & Nephew”), a global medical device company. Under the original agreements, the Corporation licensed to Smith & Nephew the exclusive right to market, distribute and sell products with SILCRYST™ coatings for use on non-minor skin wounds and burns in humans world-wide. The Corporation also sold various assets to Smith & Nephew, including the Acticoat™ trade name and trademark, various regulatory approvals and certain manufacturing equipment, that the Corporation then leased back. Under the original agreements, the Corporation manufactures Acticoat™ products and supplies them exclusively to Smith & Nephew and has agreed to work with Smith & Nephew to develop new Acticoat™ wound care products made with the Corporation’s SILCRYST™ coatings. Smith & Nephew markets and sells products with the Corporation’s SILCRYST™ coatings under its Acticoat™ trademark. On September 30, 2007 the Corporation signed amended agreements with Smith & Nephew. A summary of material changes to these agreements is included in Note 3.
The Corporation’s revenue comprises wound care product revenue, which includes manufacturing cost reimbursement on the sale of product to Smith & Nephew and royalties on the further sale of that product by Smith & Nephew to third parties, as well as milestone revenue which are payments earned upon the achievement of specified Smith & Nephew sales thresholds or regulatory events. All of the Corporation’s revenues since May 2001 have been derived from sales of product to Smith & Nephew, royalties on the further sale of that product and milestone payments from Smith & Nephew.
The Corporation is also developing pharmaceutical products based on its nanocrystalline technology to address medical conditions that are characterized by both infection and inflammation. The Corporation has developed NPI 32101 for use as an active pharmaceutical ingredient. The Corporation ceased its development of a pharmaceutical topical cream containing NPI 32101 for the treatment of dermatological conditions in November 2006, following the results of its second Phase 2 clinical trial. As a statistically significant difference is required to gain approval as a drug, the Corporation decided to cease the drug development program for atopic dermatitis and submitted a 510(k) application to market NPI 32101 cream as a broad-spectrum antimicrobial barrier. The 510(k) application was cleared by the US Food and Drug Administration on July 19, 2007 for this use. The Corporation is currently conducting preclinical research for the use of NPI 32101 in the treatment of other conditions.

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES
a)	Basis of presentation
The Corporation’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
The financial statements of entities which are controlled by the Corporation through voting equity interests, referred to as subsidiaries, are consolidated. Entities which are not controlled but over which the Corporation has the ability to exercise significant influence are accounted for using the equity method. Investments in other entities are accounted for using the cost method. Variable interest entities (“VIEs”), as defined by the Financial Accounting Standards Board (“FASB”) in FASB Interpretation No. (“FIN”) 46 (Revised 2003), “Consolidation of Variable Interest Entities — an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46R”), are entities in which equity investors do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. VIEs are consolidated by the Corporation when it is determined that it will, as the primary beneficiary, absorb the majority of the VIEs expected losses and/or expected residual returns. The Corporation currently does not have any VIEs.
These consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, NUCRYST Pharmaceuticals Inc., which was incorporated in 1998 under the laws of the state of Delaware. All intercompany balances and transactions are eliminated upon consolidation.
b)	Use of estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the year. Actual results could differ from those estimates. Significant estimates include the useful lives of capital assets and intangible assets, inventory valuation, deferred tax asset valuation, uncertain tax positions, financial instrument valuation and the fair value of stock-based compensation.

c)	Translation of foreign currencies

The Corporation’s functional currency is the Canadian dollar. The functional currency of the Corporation’s wholly owned subsidiary, NUCRYST Pharmaceuticals Inc., is the United States dollar (“U.S. dollar”). The balance sheet accounts of the subsidiary are translated into Canadian dollars at the period end exchange rate, while income, expense and cash flows are translated at the average exchange rate for the period. Translation gains or losses related to net assets of such operations are shown as a component of accumulated other comprehensive loss in shareholders’ equity. Gains and losses resulting from foreign currency transactions, which are transactions denominated in a currency other than the entity’s functional currency, are included in the consolidated statements of operations.

The Corporation uses the U.S. dollar as its reporting currency to be consistent with other companies in its industry peer group. The Canadian functional currency consolidated financial statements are translated to the U.S. dollar reporting currency using the current rate method of translation.

d)	Accumulated other comprehensive income (loss)

Comprehensive income (loss) is comprised of net loss and other comprehensive income (loss).

Other comprehensive income (loss) consists of foreign currency translation adjustments for the year, which arise from the conversion of the Canadian dollar functional currency consolidated financial statements to the U.S. dollar reporting currency consolidated financial statements. Accumulated other comprehensive income of $557 (2006 loss — $5,490) consists of foreign currency translation adjustments.

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)
e)	Revenue recognition

Revenue from direct sales to third parties is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable, and collection is reasonably assured. The Corporation’s revenues under its agreements with Smith & Nephew consist primarily of product revenue, royalties and payments upon the achievement of specific milestones. Product revenue and royalties are reported as wound care product revenue in the consolidated statements of operations as they relate directly to the sale of the Corporation’s products to Smith & Nephew. For products manufactured under agreements with Smith & Nephew, revenue is recorded by the Corporation at the date of shipment. Royalty revenue is earned based on a percentage of Smith & Nephew’s sales to third parties. Manufacturing cost rebate is recorded as a reduction to wound care revenue evenly throughout the year. Revenue relating to the achievement of milestones under agreements with Smith & Nephew is recognized when the milestone event has occurred and is recorded separately as milestone revenue. The Corporation also derives fees from research activities under agreements with Smith & Nephew and this revenue is recognized as services are performed. (Note 3)

f)	Product warranty

Wound care products currently sold by the Corporation carry a limited short term product warranty. No provision for product warranty claims was required for the years ended December 31, 2007, 2006 and 2005 as the Corporation’s claims experience has been negligible.

g)	Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit and highly liquid short-term investments with original maturities at the date of acquisition of 90 days or less and are recorded at cost.

At December 31, 2007 the Corporation had $140 (2006 — $135) on deposit as collateral for the lease of its Wakefield, Massachusetts facility.

h)	Short-term investments

Short-term investments consist of money-market instruments with original maturities of greater than 90 days but less than one year and are classified as held-to-maturity financial assets. Held-to-maturity classification will be restricted to fixed maturity instruments that the Corporation intends, and is able, to hold to maturity and will be accounted for at amortized cost. As at December 31, 2007 and 2006, the Corporation did not hold any short-term investments.

i)	Allowance for doubtful accounts

The Corporation evaluates the collectibility of accounts receivable and records an allowance for doubtful accounts, which reduces the accounts receivable to the amount management reasonably believes will be collected. A specific allowance is recorded against customer receivables that are considered to be impaired based on the Corporation’s knowledge of the financial condition of its customers. In determining the amount of the allowance, the Corporation considers factors, including the length of time the receivables have been outstanding, customer and industry concentrations, the current business environment and historical experience.

j)	Inventories

Finished product, raw materials and materials in process are valued at the lower of average cost and market. Inventories include direct labour and an application of direct and indirect overhead.

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)
k)	Capital assets

Capital assets are stated at cost. Internal labour costs directly relating to capital projects are included in the cost of the specific capital assets. Depreciation is calculated using a straight-line method based on estimated useful lives of the particular assets as follows:

Machinery and equipment	5 to 10 years
Computer hardware and software	2 to 5 years
Leasehold improvements	Term of lease — 5 to 20 years
Leasehold improvements are depreciated using the straight-line method over the lesser of the term of the lease or the estimated useful life of the asset. The Corporation evaluates the carrying value of capital assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable, and recognizes an impairment charge when estimated future non-discounted cash flows of the underlying assets are less than the carrying value of the assets. Where there is an impairment, the Corporation measures the charge based on the fair value of the assets using various valuation techniques.

l)	Intangible assets

The Corporation’s definite life intangible assets consist of the prosecution and application costs of patents and trademarks and are amortized on a straight-line basis over their estimated useful lives to a maximum of 10 years. The cost of maintaining patents and trademarks are expensed as incurred. The Corporation evaluates the carrying value of definite life intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Any impairment in the carrying value which is based on the fair value of the intangible assets is charged to expense in the period that impairment has been determined.

Indefinite life intangible assets are recorded at fair value. On a regular basis, the Corporation reviews the carrying value of these assets for impairment. As at December 31, 2007 and 2006, the Corporation had no indefinite life intangible assets.

m)	Deferred lease inducement

Deferred lease inducement represents a lease allowance received from the Parent and is amortized over the term of the lease using the straight line method. During the second quarter of 2007, the Corporation received $822 from the Parent related to its Fort Saskatchewan facility. There was a foreign exchange adjustment of $86 for the year ended December 31, 2007 and amortization of $71 was recorded as a reduction of general and administrative expenses.

n)	Research and development costs

The costs of materials, equipment, or facilities that are acquired or constructed for a particular research and development project and that have no alternative future uses (in other research and development projects or otherwise) are expensed as research and development costs at the time the costs are incurred. Research and development expenditures, which include the cost of materials consumed in research and development activities, salaries, wages and other costs of personnel engaged in research and development, costs of services performed by others for research and development on behalf of the Corporation, depreciation on equipment used for research and development and indirect costs are expensed as research and development costs when incurred.

o)	Income taxes

The Corporation uses the asset and liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that, in the opinion of management, is more likely than not to be realized. The effect of changes in tax rates is recognized in the year in which the rate change occurs. Research and development investment tax credits are accounted for as a reduction of income taxes in accordance with Accounting Principle Board Opinion No. 4, “Accounting for the Investment Credit”. On January 1, 2007 the Corporation adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). (Note 2s)

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)
p)	Stock-based compensation plans

On January 1, 2006, the Corporation adopted SFAS 123(R), “Share-Based Payment” (“SFAS 123(R)”) utilizing the modified prospective transition method, that requires all share-based payments to directors and employees, including grants of stock options, be recognized in the financial statements based on their fair values.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Corporation’s consolidated statements of operations. Prior to the adoption of SFAS 123(R), the Corporation accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in the Corporation’s consolidated statements of operations because the exercise price of the Corporation’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.

For fiscal years 2007 and 2006 forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Corporation’s pro forma information required under SFAS 123(R) for the period prior to fiscal year 2006, the Corporation accounted for forfeitures as they occurred.

SFAS 123(R) requires that liability classified awards such as stock appreciation rights (“SARs”) be revalued to estimated fair value at each reporting date using an option-pricing model. Prior to the adoption of SFAS 123(R), the Corporation valued SARs at the amount by which the market value exceeded the exercise price at each measurement date. As a result of implementing SFAS 123(R) on January 1, 2006, the Corporation increased its SAR liability from $90 to $97, with the increase recorded as a cumulative effect of a change in accounting principle in the consolidated statements of operations.

The Corporation continues to use the Black-Scholes option-pricing model for valuation of share-based payment awards which was previously used for the Corporation’s pro forma information required under SFAS 123. The Corporation’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Corporation’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Corporation’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Although the fair value of employee stock options is determined in accordance with SFAS 123(R) and Staff Accounting Bulletin 107, “Share-Based Payment” (“SAB 107”) using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

q)	Earnings per share

Basic earnings per common share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated on the basis of the average number of shares outstanding during the period plus the additional common shares that would have been outstanding if potentially dilutive common shares had been issued using the “treasury stock” method.

r)	Employee future benefits

The Corporation maintains a defined contribution pension plan (Note 16). All employee future benefits are accounted for on an accrual basis.

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)
s)	Recently adopted accounting pronouncements

FIN 48

In June 2006, the FASB issued FIN 48, an interpretation of FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Corporation recognize the impact of a tax position in the financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 were effective beginning January 1, 2007 and are incorporated into the December 31, 2007 consolidated financial statements. (Note 11)

t)	Recently pending accounting pronouncements

SFAS 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Corporation is currently evaluating the impact of SFAS 157 and it is not expected to have a material impact on its consolidated financial statements.

SFAS 159

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. SFAS 159 is effective for fiscal years beginning after November 15, 2007, and early application is allowed under certain circumstances. The Corporation is currently evaluating the impact of SFAS 159 and it is not expected to have a material impact on its consolidated financial position.

EITF 07-1

In September 2007, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 07-1 “Collaborative Arrangements” (“EITF 07-1”). EITF 07-1 addresses the accounting for arrangements in which two companies work together to achieve a commercial objective, without forming a separate legal entity. The nature and purpose of a company’s collaborative arrangements are required to be disclosed, along with the accounting policies applied and the classification and amounts for significant financial activities related to the arrangements. EITF 07-1 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact EITF 07-1 will have on its results of operations and financial position.

EITF 07-3

In June 2007, the EITF issued EITF Issue No. 07-3, “Accounting for Non Refundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities” (“EITF 07-3”). EITF 07-3 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized and recognized as an expense as the goods are delivered or the related services are performed. EITF 07-3 is effective for fiscal years beginning after December 15, 2007 and will be adopted in the first quarter of 2008 and is not expected to have a material impact on the Corporation’s financial position or results of operations.

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)
FASB Business Combinations
The FASB recently completed the second phase of its business combinations project, to date the most significant convergence effort with the International Accounting Standards Board (“IASB”), and issued the following two accounting standards:
i.	Statement No. 141(R), Business Combination; and

ii.	Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No.51.
These statements dramatically change the way companies account for business combinations and noncontrolling interests (minority interests in current U.S. GAAP). Compared with their predecessors, Statements 141(R) and 160 will require:
•	More assets acquired and liabilities assumed to measured at fair value as of the acquisition date;

•	Liabilities related to contingent consideration to be remeasured at fair value in each subsequent reporting period;

•	An acquirer in preacquisition periods to expense all acquisition related costs; and

•	Noncontrolling interests in subsidiaries initially to be measure at fair value and classified as a separate component of equity.
Statements 141(R) and 160 should both be applied prospectively for fiscal years beginning on or after December 15, 2008. However, Statement 160 requires entities to apply the presentation and disclosure requirements retrospectively (e.g., by reclassifying noncontrolling interests to appear in equity) to comparative financial statements if presented. Both standards prohibit early adoption. The Company is currently assessing the impact these new standards will have on its consolidated financial statements.
3	AGREEMENTS WITH SMITH & NEPHEW
On September 30, 2007, the Corporation and Smith & Nephew signed amended agreements for the sale to Smith & Nephew of Acticoat™ wound care dressings manufactured by the Corporation. The new agreements amended the criteria for the achievement of sales milestones that resulted in a $5,000 sales milestone earned by the Corporation in the third quarter of 2007. The cost to manufacture Acticoat™ products was previously fully reimbursed by Smith & Nephew to the Corporation. The cost recovery structure has been amended so that the parties will annually come to an agreement on the fixed overhead costs and direct costs for manufacturing these products. A manufacturing cost rebate of $4,500, relating to 2007, became due to Smith & Nephew on September 30, 2007 under the terms of the agreements. The Corporation has also committed to similar payments of $4,500 in each of the years 2008 and 2009. The manufacturing cost rebate is recorded as a reduction in wound care product revenue. After 2009, additional amounts may become due under the terms of the agreements.
Milestone revenue for the year ended December 31, 2007 was $10,000 (2006 — $Nil) with a corresponding increase in cash and cash equivalents of $5,000 and accounts receivable of $5,000. Wound care product revenue for the year ended December 31, 2007 was reduced by $4,500 (2006 — $Nil) with a decrease in cash and cash equivalents of $4,500 (2006 — $Nil) relating to the 2007 manufacturing cost rebate.
4	ACCOUNTS RECEIVABLE
As at December 31, 2007 and 2006, no allowance for doubtful accounts was required.
5	INVENTORIES

	December 31, 2007	December 31, 2006

Raw materials	$2,793	$3,888
Materials in process	1,394	649
Finished product	239	2,760

	$4,426	$7,297

6	CAPITAL ASSETS

		Accumulated	Net
December 31, 2007	Cost	Depreciation	Book Value

Machinery and equipment	$9,044	$3,259	$5,785
Leasehold improvements	2,734	1,542	1,192
Computer hardware and software	880	248	632
Construction in progress	5,125	—	5,125

	$17,783	$5,049	$12,734

		Accumulated	Net
December 31, 2006	Cost	Depreciation	Book Value

Machinery and equipment	$9,814	$3,529	$6,285
Leasehold improvements	2,265	956	1,309
Computer hardware and software	588	348	240
Construction in progress	3,516	—	3,516

	$16,183	$4,833	$11,350

Included in capital assets is construction in progress which is not currently subject to depreciation. Depreciation related to capital assets for the year ended December 31, 2007 was $1,429 (2006 — $1,445; 2005 — $1,096), of which $449 (2006 — $470; 2005 — $447) was included in research and development costs and $834 (2006 — $756; 2005 — $535) relating to manufacturing assets was included in manufacturing costs in the consolidated statements of operations. Depreciation expense for the year ended December 31, 2007 was comprised of $146 (2006 — $219; 2005 — $114) relating to other assets.
During the year, certain capital assets previously used for the production of wound care dressings and NPI 32101 powder were replaced by existing production equipment that runs more efficiently and economically. As a result, the Corporation recorded a write down of the obsolete equipment in an amount of $1,173. For the year ended December 31, 2006, construction in progress included in capital assets relating to the design and implementation of an active pharmaceutical ingredient production facility in the amount of $1,049 was written off. As a result of the outcome of the Corporation’s second Phase 2 clinical trial for topical NPI 32101 in the treatment of dermatological conditions, it was determined that the facility not be built.
7	INTANGIBLE ASSETS

	December 31, 2007	December 31, 2006

Patents	$2,642	$2,180
Less accumulated amortization	(1,835)	(1,364)

	$807	$816

Amortization related to intangible assets for the year ended December 31, 2007 was $209 (2006 — $211; 2005 — $186).
The following is the estimated amortization expense of intangible assets for each of the five fiscal years commencing with 2008:

2008	$193
2009	165
2010	141
2011	105
2012	203

Total	$807

8	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31, 2007	December 31, 2006

Compensation liabilities	$1,737	$517
Royalty liability	340	245
Current income tax liability	140	—
Administrative services	179	483
Production liability	311	304
Capital projects	458	243
Facility related	236	12
Research related	80	389
Other trade payables and accrued liabilities	169	68

	$3,650	$2,261

9	INDEBTEDNESS TO RELATED PARTY
The Corporation was indebted to the Parent for a term loan with a five-year maturity which bore interest at a rate of 10%. The Corporation repaid $6,850 of the term loan with net proceeds from the initial public offering. In accordance with the terms of the prospectus of the initial public offering on December 29, 2005, the remaining balance owing in the amount of $39,642 was converted into 3,964,200 common shares of the Corporation on January 27, 2006. For the year ended December 31, 2006, interest paid on the term loan amounted to $310 (2005 — $1,669).
The Corporation incurred interest expense on indebtedness to related party as follows:

	Year ended	Year ended	Year ended
	December 31, 2007	December 31, 2006	December 31, 2005

Shareholder advances	$—	$—	$1,936
Promissory note	—	—	653
Term loan	—	310	1,500

	—	310	4,089
Less: interest expense included in manufacturing costs	—	—	(549)

	$—	$310	$3,540

10	SHARE CAPITAL
The Corporation’s authorized share capital consists of an unlimited number of voting common shares and preferred shares.
a)	Common shares issued and outstanding
Changes in the Corporation’s common shares outstanding during 2007 and 2006 are as follows:

	Number		Stated Capital
	2007	2006	2007	2006

Balance at beginning of year	18,309,613	14,227,500	$82,672	$42,629
Stock options exercised	4,540	105,303	12	286
SARs exercised	—	7,610	—	83
Conversion of term loan (Note 9)	—	3,964,200	—	39,642
Restricted shares	53,410	5,000	92	32

Balance at end of year	18,367,563	18,309,613	$82,776	$82,672

10	SHARE CAPITAL (continued)
On January 27, 2006, 3,964,200 common shares were issued upon the conversion of $39,642 of the outstanding term loan owed to the Parent at $10.00 per share in accordance with the terms of the initial public offering prospectus.

During the year ended December 31, 2007, 4,540 (2006 — 105,303; 2005 — Nil) options were exercised at a weighted average price of CDN$3.08 (2006 — CDN$3.09; 2005 — Nil). During the year, 53,410 (2006 — 5,000; 2005 — Nil) restricted shares with a fair value of $92 (2006 — $32; 2005 — Nil) were issued.

The Corporation had no SARs outstanding at December 31, 2007 and 2006. During 2006, 10,376 SARs were exercised and settled with 7,610 shares of the Corporation. No SARs were issued, exercised or forfeited in 2005.

b)	Stock-based compensation plans

The Corporation maintains an equity incentive plan for employees under which stock options and SARs and restricted share units (“RSUs”) may be granted for up to 2,200,000 common shares of the Corporation. A total of 579,299 common shares were available for grant under the Corporation’s stock-based compensation plans as of December 31, 2007. The exercise price of each stock option, SAR and RSU is set at an amount not less than the market value of the common shares of the Corporation at the date of grant. Prior to the initial public offering, the market value of the common shares was determined by the Parent at the time of issuance of each stock option, SAR and RSU. Stock options and SARs generally vest evenly over a three-year period. Certain option grants are subject to immediate vesting as to one-third of the grant, with the remaining two-thirds of the options vesting evenly over a two-year period. All stock options and SARs expire ten years from the date of grant. RSUs vest evenly over a period of between two to three years. Awards that expire or are forfeited generally become available for issuance under the plan.

Independent directors who were appointed to the Corporation’s board of directors prior to May 2, 2006 were granted an initial award of 20,000 options. Effective May 2, 2006, independent directors are granted an initial award of 8,000 options upon appointment to the board. Each independent director is entitled to a subsequent annual award of 2,000 options. Effective May 2, 2006, independent directors are also granted 5,000 restricted share units upon appointment to the board. These units vest immediately and are subject to trading restrictions, with 1,000 restricted shares available for sale on the first anniversary date and the remaining 4,000 restricted shares upon retirement from the board. Each independent director is entitled to a subsequent annual grant of 3,000 restricted share units, 50% of which is subject to a one-year vesting and the remaining 50% to a two-year vesting. Employees are granted options in the quarter of their hire and subsequently upon the approval by the board of directors.

Total stock-based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2007 was $1,121 (2006 — $464), of which $1,121 (2006 — $460) was included in general and administrative expense and $Nil (2006 — $4) was included in research and development expense. Stock-based compensation expense consisted of $973 (2006 — $482) related to director and employee stock options and $148 (2006 — recovery of $18) related to RSUs and SARs, with a corresponding increase in additional paid-in capital of $714 (2006 — $482), share capital of $92 (2006 — $Nil) and a decrease in accounts payable and accrued liabilities of $Nil (2006 — $18). There was no stock based compensation expense related to employee stock options recognized for the year ended December 31, 2005.

If compensation costs for the Corporation’s stock option plans in 2005 had been determined based on the fair value methodology over the vesting period consistent with SFAS 123, the Corporation’s net loss and loss per share for the year ended December 31, 2005 would have been increased to the pro forma amounts indicated below:

Net loss applicable to common shareholders	$(2,641)
Total stock-based employee compensation expense determined under fair-value based method for awards net of tax effects	(96)

Pro forma net loss applicable to common shareholders	$(2,737)

Net loss per common share — basic and diluted	$(0.27)

Pro forma net loss per common share — basic and diluted	$(0.28)

10	SHARE CAPITAL (continued)
A summary of the status of the Corporation’s stock option plans as at December 31, 2007, 2006 and 2005 and changes during the years ended on those dates is presented below:

	Number of Options			Weighted Average Exercise Price (CDN$)
	December 31			December 31
	2007	2006	2005	2007	2006	2005

Balance at beginning of year	766,352	713,770	625,057	$5.75	$3.47	$3.32
Granted	821,757	209,849	92,571	2.87	14.40	4.50
Exercised	(4,540)	(105,303)	—	3.08	3.09	—
Forfeited	(177,931)	(51,964)	(3,858)	4.88	14.73	3.51

Balance at end of year	1,405,638	766,352	713,770	$3.93	$5.75	$3.47

Options granted prior to January 1, 2006 were denominated in Canadian dollars while options granted on or after January 1, 2006 are denominated in U.S. dollars. For the year ended December 31, 2007, options granted in U.S. dollars totaled 821,757 (2006 — 209,849) with a weighted average exercise price of U.S.$2.90 (2006 — $12.35). The exercise price has been converted to Canadian dollars for reporting purposes at the year-end exchange rate.
The weighted average remaining contractual life of options outstanding at December 31, 2007 was 7.46 years (2006— 6.37 years; 2005 — 6.50 years).
The following table summarizes information regarding stock options outstanding as at December 31, 2007:

	Options Outstanding				Options Exercisable
		Weighted-
		Average	Weighted-			Weighted-
	Number	Remaining	Average		Number	Average
Range of Exercise	Outstanding at	Contractual	Exercise	Aggregate	Exercisable at	Exercise	Aggregate
Prices	December 31,	Life	Price	Intrinsic	December 31,	Price	Intrinsic
(CDN$)	2007	(Years)	(CDN$)	Value	2007	(CDN$)	Value

$1.38 to $2.07	83,593	9.50	$1.91	$—	—	$—	$—
$2.08 to $3.12	728,147	8.50	$2.69	$—	374,328	$2.84	$—
$3.13 to $4.70	408,687	4.92	$3.80	$—	269,257	$3.68	$—
$4.71 to $7.06	55,463	7.71	$5.25	$—	33,234	$5.22	$—
$7.07 to $9.50	10,000	8.21	$9.05	$—	3,333	$9.05	$—
$9.51 to $14.26	60,000	7.99	$9.88	$—	40,000	$9.88	$—
$14.27 to $21.40	59,748	8.40	$14.78	$—	19,916	$14.78	$—

$1.38 to $21.40	1,405,638	7.46	$3.93	$—	740,068	$3.98	$—

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value based on the Corporation’s closing stock price of U.S.$1.40 as of December 31, 2007 which would have been received by the stock option holders had all stock option holders exercised their options as of that date. There were no in-the-money options as of December 31, 2007, based on the closing market value of the Corporation’s common shares at that date.
The Corporation’s non-vested stock options consist of options granted under the Corporation’s stock option plans. The fair value of each non-vested option is calculated using the stock price at the date of grant. A summary of the status of non-vested stock options as at December 31, 2007 and changes during the year is presented below.

		Weighted-Average
	Number of	Grant Date Fair Value
	Non-Vested Options	(CDN$)

Balance at December 31, 2006	247,586	$5.75
Granted	821,757	$2.17
Vested	(285,320)	$2.82
Forfeited	(118,453)	$4.34

Balance at December 31, 2007	665,570	$2.83

10	SHARE CAPITAL (continued)
The fair value of each stock-based award is estimated on the date of grant using the Black-Scholes option pricing model and the assumptions are noted in the table below. The Corporation’s common shares have a public trading history of only two years. As a result, certain assumptions for options granted prior to 2007 were based on assumptions used by the Parent company to value its stock-based compensation expense. The amounts computed according to the Black-Scholes pricing model may not be indicative of the actual values realized upon the exercise of the options by the holders. The weighted average fair value of options granted for the year ended December 31, 2007 was CDN$2.17 (2006 — CDN$8.50; 2005 — CDN$2.58). As at December 31, 2007, total compensation cost related to non-vested stock options not yet recognized was $1,382, which is expected to be recognized over the next 36 months on a weighted-average basis.
The expected volatility of stock options is currently based upon the historical volatility of the Corporation. The dividend yield reflects the Corporation’s intention not to pay cash dividends in the foreseeable future. The life of options is based on observed historical exercise patterns of the Corporation. Groups of directors and employees that have similar historical exercise patterns are being considered separately for valuation purposes. The risk free interest rate is based on the yield of a U.S. Government zero-coupon issue with a remaining life approximately equal to the expected term of the option.

	Year ended December 31
Stock options	2007	2006	2005

Expected volatility	66.3%	58.1%	57.7%
Dividend yield	—	—	—
Expected life	7 years	7 years	7 years
Risk free rate	4.63%	3.89%	4.33%

A summary of the Corporation’s non-vested restricted share units as at December 31, 2007 and 2006 and changes during the years ended on those dates is presented below:

			Weighted Average Grant
	Number of RSUs		Date Fair Value
	December 31		December 31
	2007	2006	2007	2006

Balance at beginning of year	9,000	—	$3.85	$—
Granted	49,700	9,000	3.27	3.85
Exercised	(4,500)	—	3.85	—
Forfeited	(15,000)	—	4.08	—

Balance at end of year	39,200	9,000	$3.02	$3.85

The RSUs vest evenly over a period between two to three years. Unvested RSUs held by directors are subject to forfeiture upon termination from the board.
Compensation expense recorded for the year ended December 31, 2007 related to non-vested RSUs was $73 (2006 - $Nil) with a corresponding increase in additional paid-in capital (“ APIC”). During the year ended December 31, 2007 4,500 (2006 — Nil) RSUs were exercised and resulted in a reclassification of $17 (2006 - $Nil) from APIC to share capital. Total unrecognized non-cash stock-based compensation expense related to non-vested RSUs was $56 that is expected to be recognized over the remaining vesting period of between two and three years. The Corporation measures fair value of the non-vested RSUs based upon the market price of its common stock as of the date of grant.
During the year ended December 31, 2007, 48,910 (2006 — 5,000) fully vested RSUs with a fair value of $75 (2006 - $32) were granted to new directors and executives resulting in a compensation expense of $75 (2006 — $32) with a corresponding increase in share capital.

11	INCOME TAXES
The following is a reconciliation of income taxes, calculated at the statutory income tax rate, to the income tax provision included in the consolidated statements of operations.

	Year Ended December 31
	2007	2006	2005

Loss before income taxes and cumulative effect of a change in accounting principle	$(3,881)	$(10,533)	$(2,479)
Statutory income tax rate	32.12%	32.12%	33.62%

Expected income tax recovery	(1,247)	(3,383)	(833)
Losses and temporary differences — valuation allowance	1,387	3,347	937
Large corporations tax	—	(5)	58

Income tax (recovery) expense	$140	$(41)	$162

Income taxes are recognized for future income tax consequences attributed to estimated differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases.
The net deferred income tax asset is comprised of:

	December 31, 2007	December 31, 2006

Deferred income tax assets:
Tax benefit of loss carry-forwards and tax credits	$21,138	$18,078
Less valuation allowance	(20,896)	(17,305)

	242	773

Deferred income tax liabilities:
Capital, intangible and other assets	(242)	(773)

Deferred income tax assets, net	$—	$—

The deferred income tax asset valuation allowance is in respect of tax loss carry-forwards and tax credits.
The Corporation had net accumulated operating losses for income tax purposes at December 31, 2007 of approximately $35,047 (2006 — $32,256; 2005 — $22,547) and unclaimed scientific research and experimental development expenditures of approximately $8,612 (2006 — $5,720; 2005 — $4,738) that can be used to offset taxable income, if any, in future periods. At December 31, 2007, the Corporation also had capital losses of approximately $2,133 (2006 — $1,809; 2005 — $2,133) as well as research and development tax credits of approximately $4,579 (2006 — $3,368; 2005 — $2,469). The net accumulated operating losses and research and development tax credits will expire at various times to the end of 2027.
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. At December 31, 2007, the Corporation’s deferred tax assets were offset by a valuation allowance. Management will continue to provide a full valuation allowance until it determines that it is more likely than not the deferred tax assets will be realized.

11	INCOME TAXES (continued)
The Corporation files federal and provincial income tax returns in Canada and its U.S. subsidiary files federal and state income tax returns in the U.S. The Corporation is no longer subject to income tax examinations by Canadian and U.S. tax authorities for years before 2001. The Canada Revenue Agency (“CRA”) commenced an examination of the Corporation’s Canadian income tax returns for 2001 and 2002 in the second quarter of 2005. In December, 2007, the CRA proposed certain transfer pricing adjustments with respect to income allocations between the Corporation and its U.S. subsidiary for the 2001 and 2002 taxation years. These proposed adjustments, if processed, will not result in any cash tax liability for the Corporation. Although the CRA has not commenced any transfer pricing review for taxation years beyond 2002, the proposed adjustments, based on the CRA’s primary position, are expected to be extended to later taxation years. The Corporation is currently evaluating the CRA’s proposal and awaiting reports from the CRA which should provide greater details of the basis of their proposed adjustments. Following receipt of these reports, the Corporation will be better able to make an informed assessment of the CRA’s position. Any reassessments to be issued by the CRA, on an aggregate basis, could result in a material effect on the Corporation’s consolidated financial statements, although at this time, the potential impact cannot be reasonably estimated by the Corporation. The Corporation has provided notification to the U.S. Internal Revenue Service of its intention to seek competent authority assistance with respect to the 2001 and 2002 taxation years.
The Corporation adopted the provisions of FIN 48 on January 1, 2007. The implementation of FIN 48 did not result in any adjustment to the Corporation’s beginning tax positions. As at January 1, 2007, the Corporation did not have any unrecognized tax benefits.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in thousands)
Balance at January 1, 2007	$—
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	7,429
Reductions for tax positions of prior years	(7,429)
Settlements	—

Balance at December 31, 2007	$—

Notwithstanding management’s belief in the merit of the Corporation’s tax filing positions and its intention to rigorously defend its transfer pricing policies, it is reasonably possible that the amount of unrecognized tax benefits could significantly increase or decrease within the next twelve months. These changes cannot be estimated at this time and may result from the settlement of ongoing examinations or other regulatory developments. Any increase or decrease in the unrecognized tax benefits will not likely have a significant impact on the Corporation’s effective tax rate due to the existence of the valuation allowance. Future changes in management’s assessment of the sustainability of tax filing positions may impact the Corporation’s income tax liability.
The Corporation recognizes any interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the years ended December 31, 2007, 2006 and 2005, there was no such interest or penalty.

12	RELATED PARTY TRANSACTIONS
The Corporation engaged in the following related party transactions with the Parent that have not been disclosed elsewhere in these consolidated financial statements:

	Year Ended December 31
	2007	2006	2005

Building rent, including operating costs	$593	$1,606	$1,399
Services:
Information technology	—	—	58
Legal	98	170	204
Insurance	306	644	289
Other	126	219	154

	$1,123	$2,639	$2,104

The Corporation leased its Fort Saskatchewan, Alberta facility from the Parent until May 8, 2007 when the Parent sold the buildings and assigned the leases to the purchaser. The Corporation was charged building rent at a rate which, in management’s view, approximates current market rates, plus actual operating costs. Corporate and administrative services are provided by the Parent on a fully-allocated cost recovery basis.
At December 31, 2007, accounts payable and accrued liabilities to related party of $67 (2006 — $45) were owed by the Corporation to the Parent for services rendered by the Parent and invoices paid by the Parent on behalf of the Corporation.
13	GUARANTEES
The Corporation has not provided for product warranty obligations as products presently sold to the Corporation’s customer carry a limited short term warranty and the Corporation’s claims experience has been negligible.
In the normal course of operations, the Corporation may provide indemnifications that are often standard contractual terms to counterparties in transactions such as purchase and sale agreements, service agreements, director/officer contracts and leasing transactions. These indemnification agreements may require the Corporation to compensate the counterparties for costs incurred as a result of various events, such as litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The terms of these indemnification agreements will vary based upon the agreement, the nature of which prevents the Corporation from making a reasonable estimate of the maximum potential amount that it could be required to pay to counterparties. Historically, the Corporation has not made any payments under such indemnifications and no amounts have been accrued in the consolidated financial statements with respect to these indemnification guarantees.
14	COMMITMENTS
The Corporation is committed to capital expenditures of $42 (2006 — $537) and to future annual payments under operating leases for office and facility space and equipment as follows:

2008	2009	2010	2011	2012

$5,549	$5,287	$590	$581	$586

15	FINANCIAL INSTRUMENTS
Financial instruments include accounts receivable and other like amounts which will result in future cash receipts and accounts payable and accrued liabilities and other like amounts which will result in future outlays. Indebtedness to related party is not included in financial instruments due to the unique terms and conditions attached to this item.
Fair value of financial instruments
The carrying values of the Corporation’s interests in financial instruments approximate their fair value. The estimated fair value approximates the amount for which the financial instruments could currently be exchanged in an arm’s length transaction between willing parties who are under no compulsion to act.
Certain financial instruments, including indebtedness to related party, lack an available trading market and, therefore, fair value amounts should not be interpreted as being necessarily realizable in an immediate settlement of the instrument.
Foreign currency risk
The Corporation is exposed to currency risks as a result of its export to foreign jurisdictions of goods produced in Canada. These risks are partially covered by purchases of goods and services in the foreign currency.
Concentration of credit risk
The Corporation’s financial instruments that are exposed to concentrations of credit risk consist primarily of accounts receivables. This risk is limited due to the contractual relationship with Smith & Nephew.
16	EMPLOYEE BENEFIT PLAN
The Corporation has a 401(k) retirement plan (the “Plan”) for the benefit of permanent United States employees. These employees may elect to contribute to the Plan through payroll deductions of up to $16 of their annual compensation, subject to statutory limitations. The Corporation may declare discretionary matching contributions of up to 50% of employees’ contributions up to a maximum of 3% of employee earnings. The Corporation’s matching contributions for the year ended December 31, 2007 were $37 (2006 — $58; 2005 — $46).
The Corporation also participated in a defined contribution pension plan for its Canadian employees that was administrated by the Parent until December 31, 2007. Effective January 1, 2008, the Corporation commenced administration of its own employee pension plan. In 2007, the Corporation matched employee contributions of up to 4% of their annual compensation. The Corporation’s contributions to this plan for the year ended December 31, 2007 amounted to $261(2006 — $274; 2005 — $149).

17	LOSS PER SHARE
In calculating loss per share under the treasury stock method, the numerator remains unchanged from the basic loss per share calculation as the assumed exercise of the Corporation’s stock options does not result in an adjustment to income.
The reconciliation of the denominator in calculating diluted loss per share is as follows:

	Year Ended December 31
	2007	2006	2005

Weighted average number of common shares outstanding — basic	18,333,810	17,964,332	9,764,486
Effect of dilutive securities	—	—	—

Weighted average number of common shares outstanding — diluted	18,333,810	17,964,332	9,764,486

The impact of all dilutive securities on loss per share is anti-dilutive for the years ended December 31, 2007, 2006 and 2005, including the dilutive impact of the remaining term loan (Note 9) and all outstanding options, SARs and RSUs.
18	SEGMENTED INFORMATION
The Corporation operates in one reportable segment consisting of the manufacturing, research, development and commercialization of medical products based on its proprietary noble metal nanocrystalline technology. The Corporation currently manufactures wound care products and all the Corporation’s revenues are earned through long-term agreements with Smith & Nephew. The Corporation exports the manufactured wound care products directly to Smith & Nephew for resale in international markets.
a)	Assets by geographic segment

	December 31, 2007	December 31, 2006

Canada	$37,251	$42,440
United States	14,048	3,452

	$51,299	$45,892

b)	Capital assets and intangible assets by geographic segment

	December 31, 2007	December 31, 2006

Canada	$12,800	$11,130
United States	741	1,036

	$13,541	$12,166

All of the Corporation’s revenues in 2007, 2006 and 2005 were earned through long-term agreements with Smith & Nephew for the sale and marketing of the Corporation’s wound care products manufactured exclusively for Smith & Nephew. The agreements expire in 2026.